As filed with the Securities and Exchange Commission on February 26, 2013

Registration No. 333-174498

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ACTIVE NETWORK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0884962
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10182 Telesis Court

San Diego, CA 92121

(Address of Principal Executive Offices)

2002 Stock Option/Stock Issuance Plan

(Full Title of the Plan)

Matthew Landa

Chief Executive Officer and Director

The Active Network, Inc.

10182 Telesis Court

San Diego, CA 92121

(858) 964-3800

(Name and Address of Agent For Service)

Copies to:

Kourosh Vossoughi, Esq.

Chief Legal Officer, General Counsel and SVP

David M. Eisler, Esq.

VP, Senior Securities and Corporate Counsel

The Active Network, Inc.

10182 Telesis Court

San Diego, California 92121

Telephone: (858) 964-3800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

Effective as of April 13, 2011, The Active Network, Inc. (the “Registrant”) adopted the 2011 Equity Incentive Award Plan (“2011 EIP “), which replaces the Registrant’s 2002 Stock Option/Stock Issuance Plan (the “Prior Plan”). No future awards will be made under the Prior Plan. According to the terms of the 2011 EIP, any shares subject to outstanding awards under the Registrant’s Prior Plan that have expired or been cancelled or forfeited after April 13, 2011 are available for issuance under the 2011 EIP. This Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-8 filed May 25, 2011 (File No. 333-174498) (the “Prior Registration Statement”) is filed to deregister 337,851 shares previously registered under the Prior Plan, for which the Prior Registration Statement had remained in effect with respect to outstanding options previously granted under the Prior Plan. The 337,851 shares deregistered by this Post-Effective Amendment will be registered by means of a Registration Statement on Form S-8 that will be filed simultaneously with this Post-Effective Amendment. The associated registration fees previously paid on these shares under the Prior Registration Statement are carried forward to cover the registration fee necessary to register the carry-over shares issuable under the Registrant’s 2011 EIP. The Prior Registration Statement otherwise continues in effect as to the balance of the shares of common stock remaining available for offer or sale pursuant thereto.

There may be additional shares of common stock registered in connection with the Prior Plan that are represented by awards under the Prior Plan that expire or are cancelled or forfeited without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the Prior Registration Statement, and additional Registration Statements on Form S-8 carrying forward such shares for issuance in connection with the 2011 EIP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 26th day of February, 2013.

THE ACTIVE NETWORK, INC.

By:	/s/ Matthew Landa
Matthew Landa
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Matthew Landa Matthew Landa	Chief Executive Officer and Director (principal executive officer)	February 26, 2013

/s/ Scott Mendel Scott Mendel	Chief Financial Officer (principal financial and accounting officer)	February 26, 2013

/s/ David Alberga David Alberga	Executive Chairman and Chairman of the Board	February 26, 2013

/s/ Thomas N. Clancy Thomas N. Clancy	Director	February 26, 2013

/s/ Bruns H. Grayson Bruns H. Grayson	Director	February 26, 2013

/s/ Stephen L. Green Stephen L. Green	Director	February 26, 2013

/s/ Joseph Levin Joseph Levin	Director	February 26, 2013

/s/ Edward Neppl Edward Neppl	Director	February 26, 2013